EXHIBIT 99.1

                              BIONX IMPLANTS, INC.
                 STATEMENT REGARDING FORWARD-LOOKING INFORMATION

          The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for "forward-looking statements" (as defined in the Act). The Annual Report on Form 10-K to which this Exhibit is attached, the Company's Annual Report to Shareholders, any Quarterly Report on Form 10-Q or any Current Report on Form 8-K of the Company, or any other written or oral statements made by or on behalf of the Company may include forward-looking statements which reflect the Company's current view (as of the date such forward-looking statement is made) with respect to future events, prospects, projections or financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from those made, implied or projected in such statements. These uncertainties and other factors include, but are not limited to, the following matters (as well as other factors referenced in the Annual Report on Form 10-K to which this Exhibit is attached or other filings or written or oral statements made by or on behalf of the Company):

         History of Operating Losses; Accumulated Deficit; Uncertainty of Future Profitability; Fluctuating Results of Operations. The Company has incurred substantial operating losses since its inception; at December 31, 1997, it had an accumulated deficit of approximately $5.5 million. Such losses have resulted principally from expenses associated with the development and patenting of the Company's Self-Reinforcing technologies and resorbable implant designs, preclinical and clinical studies, preparation of submissions to the FDA and foreign regulatory bodies, the development of sales, marketing and distribution channels, the write-off of acquired in-process research and development and the development of manufacturing capabilities. Although the Company's revenues grew significantly during 1996 and 1997 and the Company reported a profit for 1997, no assurance can be given that this trend will continue or that revenues will exceed expenses incurred in anticipation of future revenue growth. Accordingly, the Company may incur significant operating losses in the future as the Company continues its product development efforts, expands its marketing, sales and distribution activities and scales up its manufacturing capabilities. There can be no assurance that the Company will be able to successfully commercialize its products or that profitability will continue. The Company's results of operations have fluctuated in the past on an annual and quarterly basis and may fluctuate significantly from period to period in the future, depending upon a number of factors, many of which are outside of the Company's control. Such factors include the timing of government approvals, the medical community's continued acceptance of the Company's products, the success of competitive products, the ability of the Company to enter into strategic alliances with corporate partners, expenses associated with patent matters, and the timing of expenses related to product launches. Due to one or more of these factors, in one or more future quarters the Company's results of operating may fall below the expectations of securities analysts and investors. In that event, the market price of the Company's Common Stock could be materially and adversely affected.

         Uncertainty of Market Acceptance. The Company's success will depend in part upon the continued acceptance of the Company's Self-Reinforced, resorbable implants, particularly its Meniscus Arrow products, by the medical community, including health care providers, such as hospitals and physicians, and third-party payors. Such acceptance may depend upon the extent to which the medical community perceives the Company's products as a safe, reliable and cost-effective alternative to non-resorbable products, which are widely accepted, have a long history of use and are generally sold at prices lower than the prices of the Company's products. Such acceptance may also depend upon the extent to which the medical community believes that the Company's Self-Reinforced, resorbable implants have overcome the strength and composition difficulties experienced with first generation resorbable implants. Ultimately, for the Company's products to gain wide market acceptance, it will also be necessary for the Company to convince surgeons that the benefits associated with the Company's products justify the modification of standard surgical techniques in order to use the Company's implants safely and effectively. There can be no assurance that the Company's products will achieve significant market acceptance on a timely basis, or at all. Failure of some or all of the Company's products to achieve significant market acceptance could have a material adverse effect on the Company's business, financial condition and results of operations.

         Uncertainties Relating to Licenses, Trade Secrets, Patents and Proprietary Rights. For information pertaining to risks associated with the Company's licenses, trade secrets, patents and proprietary rights, see Item 1 ("Business -- Licenses, Trade Secrets, Patents and Proprietary Rights") of the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

         Regulatory Submission Dates Subject to Change. The 1998 target for filing a PMA application for the Company's PGA urology stent depends upon the FDA's willingness to accept the data that the Company has collected from a European study. This study was not conducted pursuant to a protocol precleared by the FDA. The FDA may raise questions as to the design, endpoints, sample size, and/or inclusion/exclusion criteria in connection with studies not precleared by it. The Company intends to request a meeting with the FDA to determine whether its data will be sufficient to support approval of a PMA application. No assurance can be given that the FDA will find the existing data sufficient to support approval. If the FDA concludes that the data are insufficient to support approval, the Company will consider conducting a new clinical trial in the U.S., which could extend the time required to obtain PMA approval by at least two years.

         From time to time the Company publicizes estimates regarding future regulatory submission dates. Regulatory submissions can be delayed, or plans to submit proposed products can be canceled, for a number of reasons, including the receipt of unanticipated preclinical or clinical study reports, a determination by the FDA that PMA approval rather than 510(k) clearance is required with respect to a particular submission, changes in regulations, adoption of new, or unanticipated enforcement of existing, regulations, technological developments and competitive developments. Accordingly, no assurances can be given that the Company's anticipated submissions will be made on their target dates, or at all. Delays in such submissions could have a material adverse effect on the Company's business, financial condition and results of operations.

         Dependence on Key Personnel and Relationship with the Technical University at Tampere. The Company's ability to operate successfully depends in part upon the continued service of certain key scientific, technical, managerial and finance personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to retain existing personnel and attract or retain additional highly qualified employees in the future. At present, the Company does not maintain key man life insurance on any of its employees and only has individual employment agreements with three of its employees. The loss of key personnel and the inability to hire and retain qualified personnel in key positions could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company's product development efforts are dependent upon Pertti Tormala, Ph.D. and the Technical University in Tampere, Finland. Dr. Tormala, a founder, director and executive officer of the Company, is currently an Academy Professor at the Technical University and has been permitted by the University to devote his efforts to developing new products for the Company. Dr. Tormala utilizes a group of senior researchers, graduate students and faculty at the Technical University to perform research and development projects involving resorbable polymers ands other topics relating to the Company's technologies and manufacturing processes. This arrangement, permitted in Finland as a means of encouraging the commercialization of technological development, has resulted in substantial cost savings to the Company while greatly expanding its product development efforts. There can be no assurance that the University will allow Dr. Tormala to continue to devote his efforts and University resources to the Company's product development efforts. Any failure by the Company to obtain the continued services of Dr. Tormala, or any requirement that the Company fund research at the Technical University at a substantially increased level, could have a material adverse effect on the Company's business, financial condition and results of operations.

         Government Regulation. For information regarding the risks associated with U.S. and international government regulation, see Item 1 ("Business -- Government Regulations") of the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

         Competition. Many of the Company's competitors have substantially greater financial, marketing, sales, distribution and technological resources than the Company. Such existing and potential competitors may be in the process of seeking FDA approval for their respective products or may possess substantial advantages in the process of seeking FDA approval for their respective products or may possess substantial advantages over the Company in terms of research and development expertise, experience in conducting clinical trials, experience in regulatory matters, manufacturing efficiency, name recognition, sales and marketing expertise or distribution channels. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competition will not have a material adverse effect on the Company's business, financial condition and results of operations. See Item 1 ("Business -- Competition" and Item 7 ("Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations for the years ended December 31, 1995, 1996 and 1997 - Product Sales") of the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

         Dependence Upon Independent Sales Agents, Distributors and Dealers. The Company markets and sells its products through managed networks of independent sales agents in the U.S. and independent distributors and dealers in foreign countries. As a result, a substantial portion of the Company's revenues are dependent upon the sales efforts of such sales agents, distributors and dealers. The Company may also rely on its distributors to assist it in obtaining reimbursement and regulatory approvals in certain international markets. There can be no assurance that the Company's sales agents, distributors and dealers, certain of which operate relatively small businesses, have the financial stability to assure their continuing presence in their markets. The inability of a sales agent, distributor or dealer to perform its obligations, or the cessation of business by a sales agent, distributor or dealer, could materially and adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to engage or retain qualified sales agents, distributors or dealers in each territory targeted by the Company. The failure to engage such entities in such territories would have a material adverse effect on the Company's business, financial condition and results of operations. See Item 1 ("Business -- Sales, Marketing and Distribution") of the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

         Risks Relating to International Operations. Approximately 32% of the Company's product sales during 1996 and approximately 15% of sales during 1997 were generated in international markets. A number of risks are inherent in international operations. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs, difficulties in managing international operations, import restrictions and fluctuations in foreign currency exchange rates. The international nature of the Company's business subjects it and its representatives, agents and distributors to the laws and regulations of the foreign jurisdictions in which they operate, and in which the Company's products are sold. The regulation of medical devices in a number of such jurisdictions, particularly in the European Union, continues to develop and there can be no assurance that new laws or regulations will not have a material adverse effect on the Company's business, financial condition and results of operations.

         Product Liability Risks; Limited Insurance Coverage. For information regarding rights associated with the Company's exposure to products liability claims, see Item 1 ("Business -- Product Liability and Insurance") of the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

         No Assurance of Ability to Manage Growth. The Company experienced substantial growth in product sales during the second half of 1996 and during 1997. Although there can be no assurance that such growth can be sustained, products in development may potentially lead to further growth. There can be no assurance that the Company will be able to (i) develop the necessary manufacturing capabilities, (ii) manage an expanded sales and marketing network,
(iii) attract, retain and integrate the required key personnel, or (iv) implement the financial, accounting and management systems to meet growing demand for its products should it occur. Failure of the Company to successfully manage its growth could have a material adverse effect on the Company's business, financial condition and results of operations.

         Uncertainties Regarding Manufacturing. The Company currently manufactures its implant products solely in Finland. The Company intends to develop a manufacturing capability in the U.S. in order to increase its manufacturing capacity for its existing and new implant products. For information regarding risks associated with the Company's plans to establish a U.S. manufacturing capability, see Item 1 ("Business -- Manufacturing") of the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

         Limited Sources of Supply; Lack of Contractual Arrangements. The raw materials for the Company's PLLA products are currently available to the Company from three qualified sources, while the Company's PGA raw materials are available from two qualified sources. The Company's raw materials have been utilized in products cleared by the FDA and the Company's suppliers maintain Device Master Files at the FDA that contain basic toxicology and manufacturing information. The Company does not have long-term supply contracts with any of its suppliers, although it is currently negotiating a supply agreement with its principal PLLA supplier. In the event that the Company is unable to obtain sufficient quantities of raw materials on commercially reasonable terms, or in a timely manner, the Company would not be able to manufacture its products on a timely and cost-competitive basis which, in turn, would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if any of the raw materials for the Company's PGA and PLLA products are no longer available in the marketplace, the Company would be forced to further modify its Self-Reinforcing processes to incorporate alternate raw materials. The incorporation of new raw materials into the Company's existing products would likely require the Company to seek clearance or approval from the FDA. There can be no assurance that such development would be successful or that, if developed by the Company or licensed from third parties, products containing such alternative materials would receive regulatory approvals on a timely basis, or at all.

         Uncertainties Relating to Strategic Partners. The Company anticipates that it may be necessary to enter into arrangements with corporate partners, licensees or others, in order to efficiently market, sell and distribute certain of its products. Such strategic partners may also be called upon to assist in the support of such products, including support of certain product development functions. As a result, the success of such products may be dependent in part upon the efforts of such third parties. The Company has negotiated one such agreement with Ethicon GmbH, a subsidiary of Johnson & Johnson, pursuant to which Ethicon GmbH has the right to market and sell in Europe certain products, based upon the Company's membrane patent, in dentistry and two other unrelated fields of use. There can be no assurance that the Company will be able to negotiate additional acceptable arrangements with strategic partners or that the Company will realize any meaningful revenues pursuant to such arrangements.

         Possible Volatility of Stock Price. The stock markets have experienced price and volume fluctuations that have particularly affected medical technology companies, resulting in changes in the market prices of the stocks of many companies that may not have been directly related to the operating performance of those companies. Such broad market fluctuations may materially and adversely affect the market price of the Company's Common Stock. Factors such as variations in the Company's results of operations, comments by securities analysts, under-performance against analysts' estimates, announcements of technological innovations, new products or new pricing practices by the Company or its competitors, changing government regulations and developments with respect to FDA or foreign regulatory submissions, the results of regulatory inspections, patents, proprietary rights or litigation may have a material adverse effect on the market price of the Company's Common Stock.

         The words "believe", "expect", "anticipate", "project" and similar expressions identify "forward-looking statements", which speak only as of the date that any such statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.